Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES Third QUARTER 2023 RESULTS

VERO BEACH, Fla., (November 2, 2023) – Bimini Capital Management, Inc. (OTCQB: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three-month period ended September 30, 2023.

Third Quarter 2023 Highlights

●	Net loss of $0.4 million, or $0.04 per common share
●	Book value per share of $1.30
●	Company to discuss results on Friday, November 3, 2023, at 10:00 AM ET

Management Commentary

Commenting on the third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The third quarter of 2023 did not play out as market participants expected.  As the Federal Reserve (the “Fed”) and central banks across the globe have continued with their tightening campaigns, the economy in the U.S. has remained remarkably resilient.  In fact, the advanced reading on gross domestic product (“GDP”) for the third quarter of 2023, released on October 26 was 4.9%.  Conversely the inflation data has trended down towards the Fed’s 2% target at a stubbornly slow pace. While there are clear signs that the tightening conducted by the Fed since its campaign began in March of 2022 has slowed the economy, they are not pervasive and signs of strength in economic growth remain. Interest rate movements during the third quarter of 2023 were driven by two significant developments. At the end of July Fitch Ratings downgraded the credit rating of the United States and Moody’s Investor Services announced the credit rating of the U.S. was under review for a potential down-grade later in the quarter.  Shortly thereafter, the U.S. Treasury announced a revision to its debt issuance levels for the balance of the third quarter of 2023.  The revision amounted to an approximate 35% increase compared to previous estimates. Fitch and Moody’s cited the rapidly expanding deficits as the primary cause of the downgrades but also cited the continued government dysfunction owing to rampant partisanship, which may impair the government's ability to effectively manage deficits going forward. From mid-July through late October, the yield on the 10-year U.S. Treasury note increased by over 100 basis points. A second development during the quarter occurred at the Fed’s September Federal Open Market Committee ("FOMC") meeting when the Fed released its “dot” plot, a summary of FOMC members' anticipated level of the Fed Funds rate for the next several years. The dot plot released reflected a funds rate 50 basis points higher at the end of 2024 than the last dot plot issued at the conclusion of the FOMC meeting in June 2023. The increase reflected expectations for a minimal reduction in the funds rate prior to the end of 2024. On July 3, 2023, the spread between the 2-year U.S. Treasury note and the 10-year U.S. Treasury note reached a peak for the current cycle at -108.04 basis points.  At the end of the third quarter, the inversion was only -47.35 basis points and approached -12.0 in late October. These developments in the rates market had a meaningful impact on the Agency MBS market, especially the Fed meeting in September.  As risk sentiment across markets collapsed and volatility across the equity and rates markets increased market participants largely remained on the sidelines as the events unfolded and most asset classes performed very poorly.  This was the case with the Agency MBS market as well.  Spreads on Agency MBS to comparable duration U.S. Treasuries or swaps increased markedly, and in the case of the current coupon 30-year conventional security with a coupon of approximately 6.5%, the spread to the 5-year U.S. Treasury increased by approximately 30 basis points from September 15, 2023, through October 3, 2023.  This spread peaked at just over 186 basis points on October 3, 2023.  By comparison, the same spread was 143.4 basis points in mid-June of 2023.

“Orchid Island Capital ("Orchid") reported a third quarter 2023 net loss of $80.1 million, and its shareholders equity decreased from $490.1 million to $466.8 million. The difficult conditions described above led to Orchid reporting mark to market losses on its MBS assets of $208.9 million, exceeding mark to market gains of $142.0 million on derivative hedge instruments. Orchid raised additional equity capital of approximately $80.4 million during the third quarter of 2023. Bimini 's advisory services revenue for the quarter was approximately $3.6 million, a 9.0% increase over the comparable quarter in 2022, reflecting Orchid's increased equity. Orchid is also obligated to reimburse us for direct expenses paid on its behalf and to pay to us Orchid’s pro rata share of overhead as defined in the management agreement.

“With respect to the MBS portfolio at Royal Palm, we added to the MBS portfolio during the third quarter of 2023, increasing the market value from $63.8 million at June 30, 2023 to $84.9 million at September 30, 2023. While the portfolio was increased during the quarter, and the combination of portfolio interest and dividend income from our shares of Orchid Island increased 53% over the comparable quarter of 2022, interest expense on our repurchase obligations continues to rise and increased significantly from $210 thousand for the third quarter of 2022 to $831 thousand for the third quarter of 2023.  Net interest and dividend income for the quarter of $281 thousand was down from $518 thousand for the same quarter of 2022.

“Mark to market gains and losses on our MBS portfolio, hedge positions and shares of Orchid netted to a net loss of $2.36 million, and we recorded a net loss for the quarter of $419 thousand versus a loss of $3.2 million for the third quarter of 2022. Market conditions continue to be even more volatile so far in the fourth quarter and we may not be able to continue to build our MBS portfolio in order to retain ample cash balances.”

Details of Third Quarter 2023 Results of Operations

The Company reported a net loss of $0.4 million for the three-month period ended September 30, 2023. Advisory service revenue for the quarter was $3.6 million. We recorded interest and dividend income of $1.1 million and interest expense on repurchase agreements of $0.8 million and on long-term debt of $0.6 million. We recorded an unrealized $1.1 million mark to market loss on our shares of Orchid common stock and unrealized mark to market losses of $2.5 million on our MBS portfolio. These losses were partially offset by mark to market gains of $1.2 million on our derivative hedge positions. The results for the quarter also included operating expenses of $2.1 million and an income tax provision of $(0.8) million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini. As Manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations. Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel. Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period. For the three months ended September 30, 2023, Bimini’s statement of operations included a fair value adjustment of $(1.1) million and dividends of $0.3 million from its investment in Orchid’s common stock. Also, during the three months ended September 30, 2023, Bimini recorded $3.6 million in advisory services revenue for managing Orchid’s portfolio consisting of $2.9 million of management fees, $0.6 million in overhead reimbursement and $0.2 million in repurchase, clearing and administrative fees.

Book Value Per Share

The Company's Book Value Per Share on September 30, 2023 was $1.30. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At September 30, 2023, the Company's stockholders’ equity was $13.0 million, with 10,005,457 Class A Common shares outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities. The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - June 30, 2023	$61,158,947	$2,607,876	$3,651	$2,611,527	$63,770,474
Securities purchased	24,960,974	-	-	-	24,960,974
Return of investment	n/a	(81,217)	(105)	(81,322)	(81,322)
Pay-downs	(1,305,653)	n/a	n/a	n/a	(1,305,653)
Discount accreted due to pay-downs	34,093	n/a	n/a	n/a	34,093
Mark to market (losses) gains	(2,545,768)	27,200	1,163	28,363	(2,517,405)
Market Value - September 30, 2023	$82,302,593	$2,553,859	$4,709	$2,558,568	$84,861,161

The tables below present the allocation of capital between the respective portfolios at September 30, 2023 and June 30, 2023, and the return on invested capital for each sub-portfolio for the three-month period ended September 30, 2023. Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
September 30, 2023
Market value	$82,302,593	$2,553,859	$4,709	$2,558,568	$84,861,161
Cash equivalents and restricted cash	5,205,562	-	-	-	5,205,562
Repurchase agreement obligations	(81,416,999)	-	-	-	(81,416,999)
Total(1)	$6,091,156	$2,553,859	$4,709	$2,558,568	$8,649,724
% of Total	70.4%	29.5%	0.1%	29.6%	100.0%
June 30, 2023
Market value	$61,158,947	$2,607,876	$3,651	$2,611,527	$63,770,474
Cash equivalents and restricted cash	5,567,383	-	-	-	5,567,383
Repurchase agreement obligations	(60,694,589)	-	-	-	(60,694,589)
Total(1)	$6,031,741	$2,607,876	$3,651	$2,611,527	$8,643,268
% of Total	69.8%	30.2%	0.0%	30.2%	100.0%

(1)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately (23.1)% and 3.3%, respectively, for the three months ended September 30, 2023. The combined portfolio generated a return on invested capital of approximately (15.1)%.

Returns for the Quarter Ended September 30, 2023
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (net of repo cost)	$(50,120)	$57,454	$103	$57,557	$7,437
Realized and unrealized losses (gains)	(2,511,675)	27,200	1,163	28,363	(2,483,312)
Hedge gains	1,169,766	n/a	n/a	n/a	1,169,766
Total Return	$(1,392,029)	$84,654	$1,266	$85,920	$(1,306,109)
Beginning capital allocation	$6,031,741	$2,607,876	$3,651	$2,611,527	$8,643,268
Return on invested capital for the quarter(1)	(23.1)%	3.2%	34.7%	3.3%	(15.1)%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the third quarter of 2023, the Company received approximately $1.4 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 4.8% for the third quarter of 2023. Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
September 30, 2023	4.3	6.6	4.8
June 30, 2023	8.0	13.0	9.6
March 31, 2023	2.4	10.3	5.0
December 31, 2022	8.2	8.4	8.3
September 30, 2022	13.1	7.5	10.8
June 30, 2022	17.2	22.9	20.0
March 31, 2022	18.5	25.6	20.9

Portfolio

The following tables summarize the MBS portfolio as of September 30, 2023 and December 31, 2022:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
September 30, 2023
Fixed Rate MBS	$82,303	97.0%	5.22%	341	1-Oct-53
Structured MBS	2,558	3.0%	2.84%	292	15-May-51
Total MBS Portfolio	$84,861	100.0%	4.78%	339	1-Oct-53
December 31, 2022
Fixed Rate MBS	$42,974	93.6%	4.07%	329	1-Aug-52
Structured MBS	2,919	6.4%	2.84%	300	15-May-51
Total MBS Portfolio	$45,893	100.0%	3.67%	327	1-Aug-52

($ in thousands)
	September 30, 2023		December 31, 2022
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$30,352	35.8%	$33,883	73.8%
Freddie Mac	54,509	64.2%	12,010	26.2%
Total Portfolio	$84,861	100.0%	$45,893	100.0%

	September 30, 2023	December 31, 2022
Weighted Average Pass Through Purchase Price	$103.88	$105.30
Weighted Average Structured Purchase Price	$4.48	$4.48
Weighted Average Pass Through Current Price	$95.45	$95.58
Weighted Average Structured Current Price	$13.20	$13.37
Effective Duration (1)	3.981	4.323

(1)

Effective duration is the approximate percentage change in price for a 100 basis point change in rates. An effective duration of 3.981 indicates that an interest rate increase of 1.0% would be expected to cause a 3.981% decrease in the value of the MBS in the Company’s investment portfolio at September 30, 2023. An effective duration of 4.323 indicates that an interest rate increase of 1.0% would be expected to cause a 4.323% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2022. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of September 30, 2023, the Company had outstanding repurchase obligations of approximately $81.4 million with a net weighted average borrowing rate of 5.50%. These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $85.1 million. At September 30, 2023, the Company’s liquidity was approximately $4.0 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding but retain cash in lieu of acquiring additional assets. In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of outstanding borrowings under repurchase obligations at September 30, 2023.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
Citigroup Global Markets, Inc.	$32,382	39.7%	5.45%	1,792	29
Mirae Asset Securities (USA) Inc.	21,642	26.6%	5.53%	1,173	44
Mitsubishi UFJ Securities, Inc.	13,097	16.1%	5.55%	896	54
Marex	10,832	13.3%	5.48%	348	20
South Street Securities, LLC	3,464	4.3%	5.52%	49	51
	$81,417	100.0%	5.50%	$4,258	37

(1)

Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of September 30, 2023, and December 31, 2022, and the unaudited consolidated statements of operations for the nine and three months ended September 30, 2023 and 2022. Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Amounts Subject to Change)

	September 30, 2023	December 31, 2022
ASSETS
Mortgage-backed securities	$84,861,161	$45,893,436
Cash equivalents and restricted cash	5,205,562	6,773,799
Orchid Island Capital, Inc. common stock, at fair value	4,842,794	5,975,248
Accrued interest receivable	420,919	204,018
Deferred tax assets, net	23,498,839	23,178,243
Other assets	4,456,285	4,292,207
Total Assets	$123,285,560	$86,316,951

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$81,416,999	$43,817,999
Long-term debt	27,400,415	27,416,239
Other liabilities	1,484,928	2,958,634
Total Liabilities	110,302,342	74,192,872
Stockholders' equity	12,983,218	12,124,079
Total Liabilities and Stockholders' Equity	$123,285,560	$86,316,951
Class A Common Shares outstanding	10,005,457	10,019,888
Book value per share	$1.30	$1.21

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2023	2022	2023	2022
Advisory services	$10,518,862	$9,719,703	$3,620,002	$3,311,962
Interest and dividend income	2,781,763	2,363,811	1,111,659	727,701
Interest expense	(3,624,861)	(1,252,400)	(1,441,371)	(588,680)
Net revenues	9,675,764	10,831,114	3,290,290	3,450,983
Other income (expense)	(2,466,795)	(14,025,878)	(2,360,590)	(4,802,482)
Expenses	6,657,293	6,215,658	2,105,424	2,077,307
Net income (loss) before income tax provision (benefit)	551,676	(9,410,422)	(1,175,724)	(3,428,806)
Income tax provision (benefit)	(320,596)	(1,571,076)	(757,016)	(255,618)
Net income (loss)	$872,272	$(7,839,346)	$(418,708)	$(3,173,188)

Basic and Diluted Net Income (Loss) Per Share of:
CLASS A COMMON STOCK	$0.09	$(0.75)	$(0.04)	$(0.31)
CLASS B COMMON STOCK	$0.09	$(0.75)	$(0.04)	$(0.31)

	Three Months Ended September 30,
Key Balance Sheet Metrics	2023	2022
Average MBS(1)	$74,315,815	$41,402,288
Average repurchase agreements(1)	71,055,794	40,209,999
Average stockholders' equity(1)	13,199,138	26,115,625

Key Performance Metrics
Average yield on MBS(2)	4.51%	4.30%
Average cost of funds(2)	4.68%	2.09%
Average economic cost of funds(3)	4.74%	3.92%
Average interest rate spread(4)	(0.17)%	2.21%
Average economic interest rate spread(5)	(0.23)%	0.38%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)

Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of, and providing certain repurchase agreement trading, clearing and administrative services to, Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, November 3, 2023, at 10:00 AM ET. The conference call may be accessed by dialing toll free (888) 330-2214. The conference ID is 5305210.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company's website at https://ir.biminicapital.com or at https://events.q4inc.com/attendee/418634405.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com